Exhibit 99.1

MP Materials Reports Fourth Quarter and Full Year 2021 Results
Quarterly production and revenues climbed 10% and 135% year-over-year, respectively
2021 production of 42,413 metric tons represents highest annual primary rare earth production in U.S. history
Generated $135.0 million of Net Income in 2021; Adjusted EBITDA of $219.1 million increased 414% year-over-year
Updated proven and probable reserve estimate extends Mountain Pass mine life 11 years to approximately 35 years
Adding heavy rare earth separation capability to Stage II supported by $35.0 million Department of Defense award
New heavy rare earth capabilities advance closed-loop recycling and third-party feed processing opportunities

LAS VEGAS – February 24, 2022 – MP Materials Corp. (NYSE: MP) (“MP Materials” or the “Company”), today announced its financial results for the fourth quarter and full year ended December 31, 2021.
Full Year 2021 Highlights
•Produced 42,413 metric tons of rare earth oxides (“REO”) in concentrate, the highest rare earth production in U.S. and Mountain Pass history
•Sold a record 42,158 metric tons of REO, generating record revenue of $332.0 million, up 147% year-over-year
•Produced net income of $135.0 million; Adjusted EBITDA of $219.1 million, a 414% increase year-over-year
•Raised $690.0 million in gross proceeds from a green convertible bond offering
•Made strong progress on Stage II optimization construction
•Pulled forward Stage III strategy, announcing initial rare earth metal, alloy, and magnetics manufacturing facility in Fort Worth, Texas
•Signed long-term agreement with General Motors to supply alloy and magnets powering 12 Ultium Platform electric vehicles

Fourth Quarter 2021 Highlights
•Increased production 10% year-over-year to 10,261 metric tons of REO
•Realized 135% year-over-year growth in revenue to $99.1 million from 9,674 metric tons of REO sold
•Produced records for net income of $49.0 million and Adjusted EBITDA of $71.3 million, up 103% and 297%, respectively

“2021 was a banner year for MP Materials, headlined by record annual production and financial results and accelerated progress on our mission to restore the full rare earth supply chain to the United States,” said MP Materials Chairman and CEO, James H. Litinsky. “In Q4, in addition to delivering strong performance, we began executing on our magnetics strategy, signing a long-term supply agreement with General Motors and announcing our initial magnetics facility.

“Our momentum is carrying into 2022 with the release of our new reserve report and the recent $35.0 million Department of Defense award for heavy rare earth separations at Mountain Pass, developments which underscore the value of our resource and the extraordinary opportunity that lies ahead for MP Materials.”

Fourth Quarter 2021 Financial and Operating Highlights

	For the three months ended December 31,		2021 vs. 2020
(unaudited)	2021	2020	Amount Change	% Change
Financial Measures:		(in thousands)
Revenue(1)	$99,109	$42,178	$56,931	135%
Net income	$48,989	$24,114	$24,875	103%
Adjusted EBITDA(2)	$71,343	$17,964	$53,379	297%
Adjusted Net Income(2)	$59,489	$21,895	$37,594	172%

Key Performance Indicators:	(in whole units or dollars)
REO production volume (MTs)	10,261	9,337	924	10%
REO sales volume (MTs)	9,674	10,320	(646)	(6)%
Realized price per REO MT(2)	$10,101	$4,070	$6,031	148%
Production cost per REO MT(2)	$1,525	$1,589	$(64)	(4)%
(1)The vast majority of our revenue pertains to product sales associated with our rare earth concentrate.
(2)See “Use of Non-GAAP Financial Measures” below for the definitions of Adjusted EBITDA, Adjusted Net Income, and Total Value Realized and Production Costs, which are used in the calculations of realized price per REO MT and production cost per REO MT. In addition, see tables below for reconciliations of non-GAAP financial measures to GAAP financial measures.
Revenue increased 135% year-over-year, driven by an increase in the realized sales prices of REO in concentrate, partially offset by slightly lower volumes of REO sold. The 148% increase in realized price was primarily due to higher demand for rare earth products driving increased market prices. The 6% decrease in metric tons (“MTs”) sold was mainly due to the timing of shipments, which fluctuate quarter-to-quarter but approximate production volumes over time. The 10% increase in production volumes compared to the fourth quarter of 2020 was due to a modest improvement in the efficiency of our processing operations, including higher mineral recoveries and ore feed rates, partially offset by fewer production hours mainly due to the timing of plant turnarounds.
Adjusted EBITDA increased 297% year-over-year, driven by higher per-unit profitability, partially offset by increased public company and growth and development costs. Per-unit profitability improvements were driven primarily by higher realized prices, as well as lower production costs. Production cost of $1,525 per MT of REO declined 4% year-over-year as production efficiencies achieved over the last year, as well as higher raw materials costs in the prior year period from a temporary reagent test, more than offset higher employee costs associated with hiring ahead of our Stage II optimization project.
Net income was $49.0 million compared to $24.1 million in the prior year period. The improvement was mainly due to the significantly higher Adjusted EBITDA in the fourth quarter of 2021, partially offset by higher tax expense from higher pre-tax earnings, as well as the partial release of a tax valuation allowance in the prior year period. Adjusted Net Income increased by 172% year-over-year to $59.5 million, mainly due to the higher Adjusted EBITDA, partially offset by higher income tax expense related mainly to higher pre-tax earnings.

Full Year 2021 Financial and Operating Highlights

	For the year ended December 31,		2021 vs. 2020
(unaudited)	2021	2020	Amount Change	% Change
Financial Measures:
Revenue(1)	$331,952	$134,310	$197,642	147%
Net income (loss)	$135,037	$(21,825)	$156,862	n.m.
Adjusted EBITDA(2)	$219,077	$42,609	$176,468	414%
Adjusted Net Income(2)	$168,374	$21,240	$147,134	693%

Key Performance Indicators:	(in whole units or dollars)
REO production volume (MTs)	42,413	38,503	3,910	10%
REO sales volume (MTs)	42,158	38,367	3,791	10%
Realized price per REO MT(2)	$7,745	$3,311	$4,434	134%
Production cost per REO MT(2)	$1,493	$1,430	$63	4%
n.m. - Not meaningful.
(1)The vast majority of our revenue pertains to product sales associated with our rare earth concentrate.
(2)See “Use of Non-GAAP Financial Measures” below for the definitions of Adjusted EBITDA, Adjusted Net Income, and Total Value Realized and Production Costs, which are used in the calculations of realized price per REO MT and production cost per REO MT. In addition, see tables below for reconciliations of non-GAAP financial measures to GAAP financial measures.
Revenue increased 147% year-over-year, driven by increases in the realized sales prices of REO in concentrate as well as greater volumes sold. The 134% increase in realized sales price was primarily due to higher demand for rare earth products driving increased market prices. The 10% increase in MTs sold was driven by higher REO production during the year. The 10% increase in production volumes compared to 2020 was due to improvements in the efficiency of our processing operations, including higher ore feed rates and mineral recoveries. Production hours were largely unchanged year-over-year as plant uptimes remained well above 90% for the second consecutive year.

Adjusted EBITDA increased 414% year-over-year, driven by higher per-unit profitability and higher sales volumes, partially offset by increased public company and growth and development costs. Per-unit profitability improvements were driven primarily by higher realized prices. In addition, 2021 production costs would have declined slightly year-over-year when excluding the impact of costs associated with hiring ahead of our Stage II optimization project. On a reported basis, production cost of $1,493 per MT of REO increased 4% year-over-year, mainly driven by the impact of employee headcount, discussed above, more than offsetting improved production efficiencies such as improved mineral recoveries made over the last year.
Net income was $135.0 million compared to a net loss of $21.8 million in the prior year. The improvement was mainly due to the significantly higher Adjusted EBITDA discussed above and a $66.6 million one-time, non-cash charge related to the termination of a distribution and marketing agreement in 2020. Net income was also impacted by non-cash, stock-based compensation expense in 2021 related primarily to stock grants issued in connection with MP Materials becoming a public company in November 2020, higher depletion of the mineral rights resulting from the acquisition of Secure Natural Resources LLC (“SNR”), also in November 2020, and higher 2021 income tax expense related mainly to higher pre-tax earnings, as well as a partial release of a tax valuation allowance in 2020. Adjusted Net Income increased by 693% year-over-year to $168.4 million mainly due to the higher Adjusted EBITDA, partially offset by higher income tax expense related mainly to higher pre-tax earnings.

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except share and per share data, unaudited)	2021	2020	2021	2020
Revenue:
Product sales	$97,721	$41,998	$328,563	$133,697
Other sales	1,388	180	3,389	613
Total revenue	99,109	42,178	331,952	134,310

Operating costs and expenses:
Cost of sales (excluding depreciation, depletion and amortization)	18,455	18,841	76,253	63,798
General and administrative	16,229	12,391	57,215	26,868
Advanced projects, development and other	2,137	44	4,573	140
Depreciation, depletion and amortization	4,615	2,099	24,382	6,931
Accretion of asset retirement and environmental obligations	595	564	2,375	2,255
Royalty expense	—	498	—	2,406
Write-down of inventories	—	—	1,809	—
Settlement charge	—	—	—	66,615
Total operating costs and expenses	42,031	34,437	166,607	169,013
Operating income (loss)	57,078	7,741	165,345	(34,703)
Other income (loss), net	98	(47)	3,754	251
Interest expense, net	(2,487)	(1,427)	(8,904)	(5,009)
Income (loss) before income taxes	54,689	6,267	160,195	(39,461)
Income tax benefit (expense)	(5,700)	17,847	(25,158)	17,636
Net income (loss)	$48,989	$24,114	$135,037	$(21,825)

Net income (loss) per share:
Basic	$0.28	$0.22	$0.78	$(0.27)
Diluted	$0.26	$0.20	$0.73	$(0.27)

Weighted-average shares outstanding:
Basic	176,117,180	111,900,552	173,469,546	79,690,821
Diluted	193,389,482	123,012,598	189,844,028	79,690,821

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unaudited)	2021	2020	2021	2020
Net income (loss)	$48,989	$24,114	$135,037	$(21,825)
Adjusted for:
Depreciation, depletion and amortization	4,615	2,099	24,382	6,931
Interest expense, net	2,487	1,427	8,904	5,009
Income tax expense (benefit)	5,700	(17,847)	25,158	(17,636)
Stock-based compensation expense(1)	8,208	5,014	22,931	5,014
Transaction-related and other non-recurring costs(2)	497	2,048	3,716	4,438
Accretion of asset retirement and environmental obligations	595	564	2,375	2,255
Loss on sale or disposal of long-lived assets, net	350	101	569	101
Write-down of inventories(3)	—	—	1,809	—
Royalty expense(4)	—	498	—	2,406
Settlement charge(5)	—	—	—	66,615
Tariff rebates(6)	—	—	(2,050)	(10,347)
Other income, net(7)	(98)	(54)	(3,754)	(352)
Adjusted EBITDA	$71,343	$17,964	$219,077	$42,609

(1)Principally included in “General and administrative” within our unaudited Condensed Consolidated Statements of Operations. Approximately $3.6 million and $15.3 million of the amounts for the three months and year ended December 31, 2021, respectively, and $4.9 million for both the three months and year ended December 31, 2020, pertained to a one-time grant of stock awards to employees and executives upon the consummation of the business combination on November 17, 2020, whereby MP Mine Operations LLC and SNR were combined with Fortress Value Acquisition Corp., a special purpose acquisition company (“FVAC”) (the “Business Combination”), and became indirect wholly-owned subsidiaries of FVAC, which was in turn renamed MP Materials Corp.
(2)Amount for the three months ended December 31, 2021, includes start-up costs primarily associated with Stage III initiatives. Amount for the year ended December 31, 2021, relates to advisory, consulting, accounting, and legal expenses and settlements incurred in connection with non-recurring transactions, including secondary equity offerings, the redemption of the Company’s public warrants, and other matters. Amounts for the three months and year ended December 31, 2020, include mainly advisory, consulting, accounting, legal expenses and one-time employee bonuses in connection with the Business Combination, as well as non-recurring costs for SAP implementation.
(3)Represents a non-cash write-down of a portion of our legacy low-grade stockpile inventory during the second quarter of 2021.
(4)Represents royalty expenses paid to SNR prior to the completion of the acquisition of SNR. The royalty expense to SNR eliminates in consolidation after the consummation of the Business Combination.
(5)In connection with terminating the Distribution and Marketing Agreement (“DMA”) with Shenghe in June 2020, we recognized a one-time, non-cash settlement charge.
(6)Represents non-cash revenue recognized in connection with tariff rebates received relating to product sales from prior periods.
(7)The amount for the year ended December 31, 2021, principally represents a non-cash gain recognized as a result of the Small Business Administration’s approval to forgive the Paycheck Protection Loan, which had a principal amount of $3.4 million.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unaudited)	2021	2020	2021	2020
Net income (loss)	$48,989	$24,114	$135,037	$(21,825)
Adjusted for:
Depletion(1)	3,229	1,875	17,200	1,961
Stock-based compensation expense(2)	8,208	5,014	22,931	5,014
Transaction-related and other non-recurring costs(3)	497	2,048	3,716	4,438
Loss on sale or disposal of long-lived assets, net	350	101	569	101
Write-down of inventories(4)	—	—	1,809	—
Royalty expense(5)	—	498	—	2,406
Settlement charge(6)	—	—	—	66,615
Tariff rebates(7)	—	—	(2,050)	(10,347)
Other income, net(8)	(98)	(54)	(3,754)	(352)
Tax impact of adjustments above(9)	(1,686)	(2,368)	(7,084)	(17,438)
Release of valuation allowance(10)	—	(9,333)	—	(9,333)
Adjusted Net Income	$59,489	$21,895	$168,374	$21,240
(1)Principally includes the depletion associated with the mineral rights for the rare earth ores contained in the Company’s mine, which were recorded in connection with the acquisition of SNR at fair value as of the date of the Business Combination, resulting in a significant step-up of the carrying amount of the asset.
(2)Principally included in “General and administrative” within our unaudited Condensed Consolidated Statements of Operations. Approximately $3.6 million and $15.3 million of the amounts for the three months and year ended December 31, 2021, respectively, and $4.9 million for both the three months and year ended December 31, 2020, pertained to a one-time grant of stock awards to employees and executives upon the consummation of the Business Combination.
(3)Amount for the three months ended December 31, 2021, includes start-up costs primarily associated with Stage III initiatives. Amount for the year ended December 31, 2021, relates to advisory, consulting, accounting, and legal expenses and settlements incurred in connection with non-recurring transactions, including secondary equity offerings, the redemption of the Company’s public warrants, and other matters. Amounts for the three months and year ended December 31, 2020, include mainly advisory, consulting, accounting, legal expenses and one-time employee bonuses in connection with the Business Combination, as well as non-recurring costs for SAP implementation.
(4)Represents a non-cash write-down of a portion of our legacy low-grade stockpile inventory during the second quarter of 2021.
(5)Represents royalty expenses paid to SNR prior to the completion of the acquisition of SNR. The royalty expense to SNR eliminates in consolidation after the consummation of the Business Combination.
(6)In connection with terminating the DMA with Shenghe in June 2020, we recognized a one-time, non-cash settlement charge.
(7)Represents non-cash revenue recognized in connection with tariff rebates received relating to product sales from prior periods.
(8)The amount for the year ended December 31, 2021, principally represents a non-cash gain recognized as a result of the Small Business Administration’s approval to forgive the Paycheck Protection Loan, which had a principal amount of $3.4 million.
(9)Tax impact of adjustments is calculated using an adjusted effective tax rate, excluding the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 13.8% and 17.5% for the three months and year ended December 31, 2021, respectively, and 25.0% for both the three months and year ended December 31, 2020.
(10)Reflects the one-time impact of the release of the majority of our valuation allowance.

Reconciliation of GAAP Product Sales to Non-GAAP Total Value Realized

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unless otherwise stated, unaudited)	2021	2020	2021	2020
Product sales	$97,721	$41,998	$328,563	$133,697
Adjusted for:
Shenghe Implied Discount(1)	—	—	—	3,664
Tariff rebates(2)	—	—	(2,050)	(10,347)
Total Value Realized(3)	97,721	41,998	326,513	127,014
Divided by:
REO sales volume (in MTs)	9,674	10,320	42,158	38,367
Realized price per REO MT (in dollars)(4)	$10,101	$4,070	$7,745	$3,311
(1)Represents the difference between the contractual amount realized by Shenghe and the amount of deferred revenue we recognized.
(2)The amounts pertain to tariff rebates due to the retroactive effect of lifting of Chinese tariffs in May 2020.
(3)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(4)May not recompute as presented due to rounding.

Reconciliation of GAAP Cost of Sales to Non-GAAP Production Costs

	For the three months ended December 31,		For the year ended December 31,
(in thousands, unless otherwise stated, unaudited)	2021	2020	2021	2020
Cost of sales(1)	$18,455	$18,841	$76,253	$63,798
Adjusted for:
Stock-based compensation expense(2)	(1,856)	(277)	(4,294)	(277)
Shipping and freight	(1,847)	(2,124)	(8,923)	(8,220)
Other(3)	—	(40)	(79)	(446)
Production Costs(4)	14,752	16,400	62,957	54,855
Divided by:
REO sales volume (in MTs)	9,674	10,320	42,158	38,367
Production cost per REO MT (in dollars)(5)	$1,525	$1,589	$1,493	$1,430
(1)Excluding depreciation, depletion and amortization.
(2)Pertains only to the amount of stock-based compensation expense included in cost of sales.
(3)Pertains to costs attributable to sales of stockpiles.
(4)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(5)May not recompute as presented due to rounding.

Conference Call Details

MP Materials will host a conference call to discuss these results at 2:00 p.m. Pacific Time, Thursday, February 24, 2022. To access the conference call, participants should dial 1-844-200-6205 and international participants should dial 1-929-526-1599 and enter the conference ID number 406303. The live audio webcast along with the press release and accompanying slide presentation, will be accessible at investors.mpmaterials.com. A recording of the webcast will also be available following the conference call.

About MP Materials

MP Materials Corp. (NYSE: MP) is the largest producer of rare earth materials in the Western Hemisphere. The Company owns and operates the Mountain Pass Rare Earth Mine and Processing Facility in California, North America’s only active and scaled rare earth production site. Separated rare earth elements are critical inputs to the world’s most powerful and efficient magnets found in electric vehicles, drones, defense systems, wind turbines and various advanced technologies. The Company is developing U.S. metal, alloy and magnet manufacturing capacity to build these critical components domestically. More information is available at https://mpmaterials.com/.

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We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investors section of our website. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.

Forward-Looking Statements

This earnings release contains certain statements that are not historical facts and are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “will,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the market for rare earth materials, future demand for electric vehicles and magnets, estimates and forecasts of our results of operations and other financial and performance metrics, expected investments in Stage II and Stage III in 2022 and future years, the potential expansion of Stage III production, the ability of the Company to recycle magnets, potential expansion of Mountain Pass output and reprocessing of legacy tailings, expectations and benefits of a long-term agreement with General Motors and the Company’s ability and timing to supply U.S.-produced NdFeB alloy and magnets. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; uncertainty of the projected financial information with respect to the Company; continued demand for NdFeB alloy and magnets which may decrease materially in the future; the effects of competition on the Company’s future business; risks related to the rollout of the Company’s business strategy, including Stage II and III, and the timing of achieving expected business milestones; risks related to the Company’s long-term agreement with General Motors, including that this long-term agreement is subject to the Company and General Motors entering into a definitive supply agreement that includes all terms and conditions, which may or may not occur; the Company’s ability to produce and supply NdFeB alloy and magnets to third parties, including General Motors, is subject to a number of uncertainties and contingencies; the impact of the global COVID-19 pandemic, including the Delta variant, Omicron variant and other variants, on any of the foregoing risks; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, under the heading “Risk Factors,” and other documents to be filed by the Company with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this earnings release may not occur.

Use of Non-GAAP Financial Measures

This press release references certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Total Value Realized, and Production Costs. We define Adjusted EBITDA as our GAAP net income or loss before interest expense, net; income tax expense or benefit; and depreciation, depletion and amortization; further adjusted to eliminate the impact of stock-based compensation expense; transaction-related and other non-recurring costs; non-cash accretion of asset retirement and environmental obligations; loss on sale or disposal of long-lived assets; write-downs of inventories; royalty expense; settlement charge; tariff rebates; and other income or loss, net. Adjusted Net Income is defined as our GAAP net income or loss excluding the impact of depletion; stock-based compensation expense; transaction-related and other non-recurring costs; loss on sale or disposal of long-lived assets; write-downs of inventories; royalty expense; settlement charge; tariff rebates; and other income or loss, net; adjusted to give effect to the income tax impact of such adjustments; and the release of valuation allowance. Total Value Realized, which we use to calculate our key performance indicator, realized price per REO MT, is defined as GAAP product sales adjusted for the revenue impact of tariff-related rebates from Shenghe on account of prior sales, and, in connection with our sales of REO to Shenghe between July 1, 2019, and June 5, 2020, the Shenghe Implied Discount. The Shenghe Implied Discount is equal to the difference between (i) Shenghe’s average realized price, net of taxes, tariffs and certain other agreed-upon charges (such as one-time demurrage charges) on our products once sold to their ultimate customers and (ii) the amount of revenue we recognized on the sales of those products to Shenghe for sales between July 1, 2019, and June 5, 2020, which includes a non-cash portion. See Note 4, “Relationship and Agreements with Shenghe,” and Note 5, “Revenue Recognition,” in our Annual Report on Form 10-K for the year ended December 31, 2020, for more information on the Shenghe Implied Discount. Realized price per REO MT is calculated as the quotient of: (i) our Total Value Realized for a given period and (ii) our REO sales volume for the same period. Production Costs, which we use to calculate our key performance indicator, production cost per REO MT, is defined as our cost of sales (excluding depreciation, depletion and amortization), less stock-based compensation expense included in cost of sales, shipping and freight costs, and costs attributable to certain other sales, for a given period. Production cost per REO MT is calculated as the quotient of: (i) our Production Costs for a given period and (ii) our REO sales volume for the same period.

MP Materials’ management uses Adjusted EBITDA and Adjusted Net Income to compare MP Materials’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. MP Materials believes Adjusted EBITDA and Adjusted Net Income provide useful information to management and investors regarding certain financial and business trends relating to MP Materials’ financial condition and results of operations. MP Materials believes that the use of Adjusted EBITDA and Adjusted Net Income provide an additional tool for investors to use in evaluating projected operating results and trends. MP Materials believes realized price per REO MT, which utilizes the non-GAAP financial measure, Total Value Realized, is an important measure of the market price of the Company’s product. Furthermore, MP Materials believes production cost per REO MT sold, which utilizes the non-GAAP financial measure, Production Costs, is a key indicator of the Company’s production efficiency. MP Materials’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MP Materials does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider non-GAAP measures in isolation or as an alternative or to be superior to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MP Materials’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

Contacts
Investors:
IR@mpmaterials.com

Media:
Matt Sloustcher
media@mpmaterials.com